Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cytori Therapeutics, Inc.:

We consent to the use of our reports dated March 11, 2016 with respect to the consolidated financial statements and schedule of valuation and qualifying accounts of Cytori Therapeutics, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 11, 2016 contains an explanatory paragraph that states that the Company’s recurring losses from operations, and liquidity position raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statements schedule do not contain any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California

December 29, 2016